EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 dated January 4, 2005) and related Prospectus of Toreador Resources Corporation for the registration of 1,437,500 shares of its common stock and to the incorporation by reference therein of our report dated March 11, 2004, with respect to the consolidated financial statements of Toreador Resources Corporation at December 31, 2003 included in its Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP Dallas, Texas

January 3, 2005